Exhibit 99.1

Contact:

     Dime Community Bancshares, Inc.

     Kenneth J. Mahon, 718-782-6200 extension 8265

 or

     Financial Dynamics

     Stephanie Prince or Julie Prozeller

     Press: Abby Aylman, 212-850-5600

Dime Community Bancshares Reports 42% Increase in Quarterly Earnings Per Diluted Share

* Annualized Core Deposit Growth of 15% During Quarter –

* 2003 Guidance Re-affirmed

BROOKLYN, N.Y.--(BUSINESS WIRE)--Oct. 21, 2003-- Dime Community Bancshares, Inc. (NASDAQ: DCOM - News), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today announced results for the third quarter ended September 30, 2003.

FINANCIAL HIGHLIGHTS

Highlights for the quarter ended September 30, 2003 are summarized as follows:

•

39% increase in net income over same quarter of prior year

•

Diluted EPS of $0.61, a 42% increase over the same quarter of the prior year

•

Real estate loan originations of $389.9 million, an increase of 159% year-over-year

•

15% annualized growth in core (non-certificate) deposits for the quarter sequentially

•

Net interest margin of 3.46%

•

198,000 shares repurchased into treasury

FINANCIAL RESULTS

For the quarter ended September 30, 2003, the Company's net income increased 39% to $15.2 million, compared to $10.9 million in the same quarter of the previous year. Earnings per diluted share increased 42% to $0.61 for the most recent quarter compared to $0.43 per diluted share during the same quarter of the previous year.

Net interest income increased $1.3 million from the September 2002 quarter to $25.5 million in the most recent quarter. This represents an increase of 5% on a quarter-over-quarter basis. In the September 2002 quarter, net interest income was reduced by $580,000 of borrowing prepayment costs. There were no borrowing prepayment costs incurred during the September 2003 quarter.

The Company's earnings continued to be favorably impacted by prepayment fee income. During the quarter ended September 30, 2003, prepayment fee income totaled $6.1 million, an increase of 363% over the same quarter of the previous year. The following table summarizes diluted earnings per share as reported and excluding the impact of prepayment fee income, and is included in this release in order to show the impact upon reported earnings during the 2003 fiscal year of the historically high levels of prepayment fees received from January 2003 through September 2003:

Quarter Ended	Diluted EPS As Reported	Diluted EPS Excluding Prepayment Fee Income
March 2003	$0.55	$0.49
June 2003	0.51	0.46
September 2003	0.61	0.47

Net interest income decreased $124,000 from the June 2003 quarter to $25.5 million in the September 2003 quarter. During the period, the yield on the Bank's interest earning assets (primarily real estate loans and mortgage-backed securities) declined due to continued refinance activities. This was partially offset by a decline in interest expense during the same period.

Net interest margin was 3.46% during the September 2003 quarter, down 13 basis points from 3.59% in the same quarter of the previous year. As mentioned previously, the quarter ended September 30, 2002 included a reduction of $580,000 to net interest income related to prepayment costs, which reduced the net interest margin from 3.68% to 3.59% during that period.

Net interest margin increased 2 basis points to 3.46%, from 3.44% on a linked quarter basis.

Non-interest income, excluding gains on sales of assets, increased $5.3 million from the September 2002 quarter, to $8.8 million in the September 2003 quarter. Loan prepayment fee income increased $4.8 million during this period as a result of the low interest rate environment. The remaining growth resulted primarily from an increase in retail fee income.

Non-interest income, excluding gains and losses on sales of assets, increased $4.2 million from the June 2003 quarter. Loan prepayment fee income increased $4.0 million during this period to $6.1 million in the most recent quarter as a result of the low interest rate environment. Linked quarter retail fee income rose by 11%.

There were $646,000 of gains on sales of assets recorded in the September 2003 quarter, due primarily to the sale of loans to Fannie Mae.

Non-interest expense totaled $9.8 million during the quarter ended September 30, 2003, a decrease of 4% from the prior year quarter. This decline resulted from $684,000 of expenses that were incurred during the quarter ended September 30, 2002 related to the Company's change in fiscal year-end in December 2002. Non-interest expense remained relatively constant compared to the June 2003 quarter. The Company's efficiency ratio and ratio of non-interest expense to average assets were 29% and 1.26%, respectively, during the September 2003 quarter.

"Dime's key core competencies in multi-family lending, deposit gathering and credit and expense management have all contributed to the Company's continued ability to generate above average returns in this uncertain economic environment," commented Vincent F. Palagiano, Chairman and Chief Executive Officer. "During the quarter we generated tangible capital at an annualized rate of 30% resulting in a return on equity of 22%, - returns that are clearly in the top decile of our peer group."

"Strong real estate loan originations of $389.9 million were supported by a 15% annualized increase in core deposits. Core deposits now comprise 61% of our total deposits, up from 56% just three months ago. Our continued stellar credit quality and Dime's historically low efficiency ratio allowed us to once again generate the highest quality earnings and returns. We are confident in our ability to continue to generate returns at the highest levels of our peer group."

REAL ESTATE LENDING AND CREDIT QUALITY

The continuation of the historic low interest rate environment resulted in heightened origination, refinancing and prepayment volumes during the most recent quarter. During the quarter ended September 30, 2003, the Bank originated $389.9 million in real estate loans, up 159% from the prior year period, including $371.2 million in loans secured by multi-family and non-residential buildings. However, while originations far exceeded last year's levels, loan amortization, inclusive of prepayment and refinancing activity, also increased substantially over the past year. Real estate loan amortization during the September 2003 quarter approximated 59% of the loan portfolio on an annualized basis, up from 22% during the September 2002 quarter, and 36% during the June 2003 quarter. At September 30, 2003, the Company had $1.13 billion of real estate loans with interest rates of 6.5% and higher.

The weighted average interest rate on real estate loans originated during the most recent quarter was approximately 5.0% and their weighted average term to next repricing was 6.6 years at their respective origination dates. The current loan pipeline approximates $148.4 million dollars, of which $7.9 million are intended for sale to Fannie Mae

The Company sold $49.3 million of multi-family loans to Fannie Mae during the quarter ended September 30, 2003, with an average term to repricing of 8.7 years. Due to the sale of loans and the high level of prepayments, the real estate loan portfolio growth was 2.3% on an annualized basis during the most recent quarter.

The Company maintained its long record of outstanding credit quality during the most recent quarter. Non-performing loans totaled $860,000 at September 30, 2003, $795,000 below the level at September 30, 2002, and $210,000 below the level at June 30, 2003. Non-performing assets represented 0.03% of total assets at September 30, 2003, and have remained below 10 basis points of total assets for the last 6 quarters.

SHARE REPURCHASE PROGRAM AND CASH DIVIDEND DECLARATION

In the September 2003 quarter, the Company repurchased 198,000 shares of its common stock into treasury. As of September 30, 2003, the Company had 162,000 shares remaining eligible for future repurchase under its eighth stock repurchase program, which was authorized in September 2001. In May 2003, the Company's Board authorized the repurchase of an additional 1.27 million shares, bringing the total authorized shares for repurchase to 1.43 million at September 30, 2003.

The Company also recently declared a cash dividend of $0.17 per share, its 26th consecutive quarterly cash dividend. This dividend will be paid on November 5, 2003, to all holders of record on October 30, 2003.

OUTLOOK

Effective October 20, 2003, the Company completed a balance sheet restructuring in which it sold $87 million of investment securities and utilized the proceeds to prepay $82 million of wholesale borrowings. The loss on the sale of securities and prepayment expenses on the borrowings related to this balance sheet restructuring are expected to reduce diluted earnings per share by 13 cents during the fourth quarter ending December 31, 2003. However, estimated diluted earnings per share for the calendar year ending December 31, 2003 remain consistent with the previously announced guidance of $2.00 to $2.04. Diluted earnings per share for the quarter ending December 31, 2003, inclusive of the balance sheet restructuring charge, are forecasted to range between $0.34 and $0.38.

Commenting on the balance sheet restructuring, Mr. Palagiano noted, "Like other balance sheet restructurings that have been announced recently, this one had a number of very positive benefits. First, we did not have to reduce our previously anticipated EPS for the calendar year in order to achieve it, instead having it offset larger than anticipated prepayment fee income received on loans during the year. Next, the balance sheet restructuring is forecast to be 5 cents accretive to calendar 2004 earnings per diluted share, and 13 basis points accretive to the net interest margin during 2004. Finally, the balance sheet restructuring will increase the Company's tangible equity ratio, providing management with further flexibility to grow the balance sheet."

Mr. Palagiano concluded, "The strength and flexibility of our balance sheet to quickly adjust to changing business conditions gives us confidence in our results going forward despite the current historically low interest rate environment and the resulting rapid turnover of our loan portfolio. At Dime, all of our business decisions are carefully framed to reflect our goal of maximizing shareholder value in all business climates."

CONFERENCE CALL

Management will conduct a conference call at 10 A.M. Eastern Time, on Tuesday, October 21, 2003, to discuss DCOM's operating performance for the quarter ended September 30, 2003. The direct dial number for the call is 785-832-0326. For those unable to participate in the conference call, a replay will be available. To access the replay, dial 402-220-1175 from one hour after the end of the call until midnight (Eastern Standard Time) on Tuesday, October 28, 2003.

The conference call will also be available via the Internet by accessing the following Web address: www.dsbwdirect.com or www.vcall.com. Web users should go to the site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast will be available until November 21, 2003.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864. With $3.09 billion in assets as of September 30, 2003, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dsbwdirect.com.

Statements made herein that are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to overall business conditions and market interest rates, particularly in the markets in which the Company operates, fiscal and monetary policy, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to publicly announce future events or developments which may affect the forward-looking statements herein.

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands except share amounts)

	September 30,
	2003	December 31,
ASSETS:	(Unaudited)	2002

Cash and due from banks	$20,542	$21,487
Investment securities held to maturity	765	825
Investment securities available for sale	48,819	104,564
Mortgage-backed securities held to maturity	883	2,249
Mortgage-backed securities available for sale	570,729	360,703
Federal funds sold and other short-term assets	65,736	114,291
Real estate Loans:
One-to-four family and cooperative apartment	143,631	162,620
Multi-family and underlying cooperative	1,749,769	1,730,370
Commercial real estate	305,215	265,485
Construction	1,085	1,931
Unearned discounts and net deferred loan fees	(1,754)	332

Total real estate loans	2,197,946	2,160,738

Other loans	4,391	4,753
Allowance for loan losses	(15,621)	(15,458)

Total loans, net	2,186,716	2,150,033

Loans held for sale	11,919	4,586
Premises and fixed assets, net	16,592	15,862
Federal Home Loan Bank of New York capital stock	31,625	34,890
Other real estate owned, net	-	134
Goodwill	55,638	55,638
Other assets	75,167	81,112

TOTAL ASSETS	$3,085,131	$2,946,374

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking and NOW	$122,316	$117,873
Savings	365,483	362,400
Money Market	744,693	616,762

Sub-total	1,232,492	1,097,035

Certificates of deposit	798,517	830,140

Total Due to depositors	2,031,009	1,927,175

Escrow and other deposits	52,035	36,678
Securities sold under agreements to repurchase	76,291	95,541
Federal Home Loan Bank of New York advances	574,000	555,000
Subordinated Notes Sold	25,000	25,000
Other liabilities	44,106	41,243

TOTAL LIABILITIES	2,802,441	2,680,637
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized,
32,277,596 shares and 31,935,399 shares issued at
September 30, 2003 and December 31, 2002, respectively,
and 25,320,399 shares and 25,646,702 shares outstanding at
September 30, 2003, and December 31, 2002, respectively)	323	319
Additional paid-in capital	178,515	172,460
Retained earnings	226,248	196,309
Unallocated common stock of Employee Stock Ownership Plan	(5,317)	(5,661)
Unearned common stock of Recognition and Retention Plan	(2,644)	(2,641)
Common stock held by the Benefit Maintenance Plan	(5,584)	(3,867)
Treasury stock (6,957,197 shares and 6,288,697 shares
at September 30, 2003 and December 31, 2002, respectively)	(108,457)	(93,258)
Accumulated other comprehensive income, net	(394)	2,076

TOTAL STOCKHOLDERS' EQUITY	282,690	265,737

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,085,131	$2,946,374

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2003	2003	2002	2003	2002
Interest income:
Loans secured by real estate	$36,024	$37,195	$38,819	$111,092	$116,966
Other loans	70	69	74	207	206
Mortgage-backed securities	4,815	4,808	3,928	13,692	12,828
Investment securities	492	595	1,278	1,994	3,732
Other	610	949	821	2,542	2,633
Total interest income	42,011	43,616	44,920	129,527	136,365
Interest expense:
Deposits and escrow	9,112	10,557	10,960	29,890	33,464
Borrowed funds	7,419	7,455	9,737	22,284	35,745
Total interest expense	16,531	18,012	20,697	52,174	69,209
Net interest income	25,480	25,604	24,223	77,353	67,156
Provision for loan losses	88	60	60	208	180
Net interest income after
provision for loan losses	25,392	25,544	24,163	77,145	66,976
Non-interest income:
Service charges and other fees	1,803	1,546	1,311	4,761	3,688
Net gain on sales and
redemptions of assets	646	198	7	1,500	2,068
Other	6,957	3,010	2,172	13,264	6,968
Total non-interest income	9,406	4,754	3,490	19,525	12,724
Non-interest expense:
Compensation and benefits	5,337	5,222	5,953	15,726	16,247
Occupancy and equipment	1,264	1,282	1,089	3,782	3,164
Core deposit intangible amortization	206	206	206	618	412
Other	2,962	2,986	2,879	9,008	8,632
Total non-interest expense	9,769	9,696	10,127	29,134	28,455
Income before taxes	25,029	20,602	17,526	67,536	51,245
Income tax expense	9,857	8,005	6,598	26,130	19,155
Net Income	$15,172	$12,597	$10,928	$41,406	$32,090
Earnings per Share:
Basic	$0.64	$0.53	$0.45	$1.73	$1.32
Diluted	$0.61	$0.51	$0.43	$1.66	$1.27
Average common shares
outstanding for Diluted EPS	24,841,508	24,936,224	25,353,381	24,904,544	25,285,093

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2003	2003	2002	2003	2002
Performance and Other Selected Ratios:
Return on Average Assets	1.96%	1.60%	1.53%	1.79%	1.52%
Return on Average Stockholders' Equity	22.07%	18.54%	17.21%	20.35%	17.14%
Return on Average Tangible Stockholders' Equity	27.61%	23.69%	22.55%	25.88%	22.76%
Net Interest Spread (1)	3.23%	3.17%	3.36%	3.25%	3.22%
Net Interest Margin (1)	3.46%	3.44%	3.68%	3.52%	3.60%
Non-interest Expense to Average Assets	1.26%	1.23%	1.42%	1.26%	1.35%
Efficiency Ratio	28.53%	32.15%	36.55%	30.55%	36.57%
Effective Tax Rate	39.38%	38.86%	37.65%	38.69%	37.38%
Per Share Data:
Reported EPS (Diluted)	$0.61	$0.51	$0.43	$1.66	$1.26
Stated Book Value	11.16	10.80	10.12	11.16	10.12
Tangible Book Value	8.93	8.50	7.75	8.93	7.75

Average Balance Data:
Average Assets	$ 3,100,382	$ 3,141,630	$ 2,853,352	$ 3,080,870	$ 2,812,210
Average Interest Earning Assets	2,948,501	2,976,679	2,698,495	2,927,578	2,667,509
Average Stockholders' Equity	274,990	271,783	253,992	271,228	249,569
Average Tangible Stockholders' Equity	219,765	212,654	193,817	213,314	187,999
Average Loans	2,200,161	2,181,056	2,126,235	2,189,140	2,100,180
Average Deposits	2,072,793	2,099,253	1,816,475	2,052,003	1,725,293

Asset Quality Summary:
Net charge-offs (recoveries)	$ 15	$ 28	($ 4)	$ 45	$ 238
Nonperforming Loans	860	1,070	1,655	860	1,655
Nonperforming Loans/ Total Loans	0.04%	0.05%	0.08%	0.04%	0.08%
Nonperforming Assets/Total Assets	0.03%	0.03%	0.06%	0.03%	0.06%
Allowance for Loan Loss/Total Loans	0.71%	0.71%	0.72%	0.71%	0.72%
Allowance for Loan Loss/Nonperforming Loans	1816.40%	1453.08%	932.57%	1816.40%	932.57%

Non-GAAP Disclosures - Cash Earnings Reconciliation and Ratios (2):
Net Income	$15,172	$12,597	$10,928	$41,406	$32,090
Additions to Net Income:
Core Deposit Intangible Amortization	206	206	206	618	619
Non-cash stock benefit plan expense	645	634	684	1,825	1,937
Cash Earnings	$16,023	$13,437	$11,818	$43,849	$34,646

Cash EPS (Diluted)	0.65	0.54	0.47	1.76	1.37
Cash Return on Average Assets	2.07%	1.71%	1.66%	1.90%	1.64%
Cash Return on Average Tangible Stockholders' Equity	29.16%	25.27%	24.39%	27.41%	24.57%

(1)    Ratios exclude prepayment expenses on borrowings of $580,000 recorded during the three months ended September 30, 2002 and $5,376,000 recorded during the  nine months ended September 30, 2002.  Amounts also exclude non-recurring interst  income of $414,000 recorded during the nine months ended September 30, 2002.  Including these items, the net interest spread was 3.27% and the net interest margin was 3.59%  during the three months ended September 30, 2002, and the net interest  spread was 2.96% and the net interest margin was 3.36% during the nine months ended September 30, 2002.

(2)    Cash earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since  they present a measure of the tangible equity generated from operations during each period presented.  Tangible equity generation is a significant financial measure since  banks are under regulatory restrictions involving the maintenance of minimum tangible capital requirements.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF NET INTEREST INCOME

	Three Months Ended
	September 30, 2003			June 30, 2003			September 30, 2002
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,196,516	$36,024	6.56%	$2,177,398	$37,195	6.83%	$2,122,897	$38,819	7.31%
Other loans	3,645	70	7.68	3,658	69	7.55	3,338	74	8.87
Mortgage-backed securities	606,628	4,815	3.17	541,315	4,808	3.55	313,616	3,928	5.01
Investment securities	52,361	492	3.76	60,974	595	3.90	122,062	1,278	4.19
Other short-term investments	89,351	610	2.73	193,334	949	1.96	136,581	821	2.40
Total interest earning assets	2,948,501	$42,011	5.70%	2,976,679	$43,616	5.86%	2,698,494	$44,920	6.66%
Non-interest earning assets	151,881			164,951			154,858
Total assets	$3,100,382			$3,141,630			$2,853,352

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$33,343	$83	0.99%	$32,294	$79	0.98%	$30,847	$94	1.21%
Money Market accounts	731,904	2,706	1.47	665,056	2,947	1.78	568,333	3,001	2.09
Savings accounts	369,904	499	0.54	371,642	713	0.77	367,174	1,041	1.12
Certificates of deposit	846,185	5,824	2.73	940,270	6,818	2.91	768,173	6,824	3.52
Borrowed Funds	675,467	7,419	4.36	673,074	7,455	4.44	688,334	9,737	5.61
Total interest-bearing liabilities	2,656,803	$16,531	2.47%	2,682,336	$18,012	2.69%	2,422,861	$20,697	3.39%
Checking accounts	91,457			89,991			81,948
Other non-interest-bearing liabilities	77,132			97,520			94,551
Total liabilities	2,825,392			2,869,847			2,599,360
Stockholders' equity	274,990			271,783			253,992
Total liabilities and stockholders' equity	$3,100,382			$3,141,630			$2,853,352
Net interest income		$25,480			$25,604			$24,223
Net interest spread (1)			3.23%			3.17%			3.27%
Net interest-earning assets	$291,698			$294,343			$275,633
Net interest margin (1)			3.46%			3.44%			3.59%
Ratio of interest-earning assets
to interest-bearing liabilities			110.98%			110.97%			111.38%

(1)    Ratios include prepayment expenses on borrowings of $580,000 recorded during the three months ended September 30, 2002.   Excluding this item, the net interest spread was 3.36% and the net interest margin was 3.68%  during the three months ended September 30, 2002.